Exhibit 10.1

Transition Agreement

This Transition Agreement (this “Agreement”) is entered into by and between Monolithic Power Systems, Inc., a Delaware corporation (“MPS” or the “Company”), and Bernie Blegen (“Employee,” and together with MPS, the “Parties”), effective as of April 28, 2026 (the “Effective Date”).

WHEREAS, in connection with Employee’s continued employment with the Company following his resignation as the Executive Vice President and Chief Financial Officer of the Company (“CFO”), the Parties wish to memorialize Employee’s duties and compensation arrangement for the Transition Period (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Continued Employment. Following Employee’s resignation from the position of CFO on February 27, 2026 (i.e., the filing date of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, with the U.S. Securities and Exchange Commission (the "Transition Date")), Employee has remained an employee of the Company, reporting directly to Michael Hsing, the Chief Executive Officer of the Company (“CEO”). Employee shall continue to be an employee of the Company from the Transition Date until Employee voluntarily terminates Employee's employment with the Company on January 4, 2027 (the "Retirement Date", and such period from the Transition Date through the Retirement Date, the “Transition Period”), unless (a) Employee's employment is terminated earlier by either Party upon written notice to the other Party, or (b) the Retirement Date is extended by the mutual written agreement of both Parties. For the avoidance of doubt, nothing in this Agreement shall alter the at-will nature of Employee's employment with the Company, and either Party may terminate Employee's employment at any time, with or without cause, subject to the terms and conditions of this Agreement.

2.    Duties During the Transition Period. During the Transition Period, Employee shall perform services as reasonably requested by management including, but not limited to, providing general business guidance, supporting investor relations and conducting all work necessary to complete the transition of the employee’s prior roles as CFO and directors of several subsidiaries in an orderly and timely manner to his successors. During the Transition Period, Employee may work remotely but may be asked to attend meetings virtually or in person from time to time.

3.    Cash Compensation and Benefits. During the Transition Period, Employee shall receive base salary at an annual rate of $55,000 (less applicable withholdings), based on a 30-hour work week, payable in accordance with the Company’s normal payroll practices, and shall continue to be eligible to receive the same medical, retirement and other benefits that were available to Employee prior to the Retirement Date. Employee acknowledges and agrees that the Company, in its sole discretion, may amend or terminate any Company benefit plan at any time.

4.    Equity Compensation. Employee acknowledges and agrees that, effective March 2, 2026, (a) the target number of performance stock units granted to him pursuant to the Performance Stock Units Agreements, dated February 6, 2024 (the “2024 PSU Agreement”), shall be reduced from 5,573 to 3,000 (and all other terms shall remain in effect) and (b) the performance stock units granted pursuant to the Performance Stock Units Agreements, dated February 4, 2025, shall be forfeited in their entirety.

5.    Entire Agreement. This Agreement, the Monolithic Power Systems, Inc, Confidential Information and Invention Assignment Agreement with the Employee dated August 11, 2011 and the Indemnification Agreement between the Company and Employee dated July 16, 2016, and the 2024 Performance Stock Units Agreements with a date of grant of February 6, 2024 represent the entire agreements and understanding between the parties as to Employee’s employment during the Transition Period and supersede all prior or contemporaneous agreements, including the Employment Agreement between Employee and the Company, dated July 19, 2016.  No modification or amendment to this Agreement will be effective unless in writing signed by the Party to be charged.

6.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state, without regard to principles of conflicts of laws.

7.     Notices. Notices and all other communications contemplated by this Agreement shall be in writing (including electronic writing). For non-electronic communications, such communications shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its CEO.

8.    Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.    Counterparts. This Agreement may be executed in counterparts, which together will constitute one instrument.

The parties have executed this Agreement as of the date first above written.

/s/ T. Bernie Blegen	/s/ Michael Hsing

Bernie Blegen	Michael Hsing, CEO
Monolithic Power Systems, Inc.